ARTICLES OF INCORPORATION

OF

BIG SKY ENERGY CORPORATION

ARTICLE I

SECTION 1.01 CORPORATION NAME. The name of the Corporation is:

BIG SKY ENERGY CORPORATION

ARTICLE 2

SECTION 2.01 PRINCIPAL OFFICES. The Corporations principal office in the State of Nevada is located at 5025 S, McCarran Blvd., Suite 3178, in the city of Reno, County of Washoe, State of Nevada, Zip Code 89502.

SECTION 2.02 ADDITIONAL OFFICES. The corporation may maintain an office, or offices in such other place within or without the State of Nevada as may be from time to time designated by the Board of directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

ARTICLE 3

SECTION 3.01 NATURE OF BUSINESS. The initial nature of the Corporations business is to provide consulting services to businesses. The Corporation may engage in any lawful activity for which a corporation may be arranged under the General Laws of Nevada.

SECTION 3.02 ADDITIONAL ACTIVITIES. The Corporation may engage in any lawful activity including, but not limited to, the following:

A.	Shall have the power to make contracts.

B.	Shall have the power to purchase, hold, and sell or convey Real Property or Personal Property. The Corporation may purchase, hold or sell Real Property or Personal Property in the State of Nevada or in any other State, Territory of the United States, or any Country.

C. Shall have the power to appoint such officers or agents as the officers of the corporation shall require, and shall have the power to pay compensation for the services provided.

D. Shall have the power to borrow money and contract debts as necessary for the benefit of the Corporation's business.

E. Shall have the power to lend money as is necessary for the benefit of the corporation's business.

F. Shall have the power to enter into General or Limited Partnerships, Joint Ventures or other business associations.

G. Shall have the power to make donations for the benefit of the public welfare,

charitable, scientific or educational purposes.

ARTICLE 4
SECTION 4.01 CAPITAL STOCK. The Corporation is authorized to issue Two Thousand Five Hundred (2500) shares of stock without par value. The stock shall be common stock.

SECTION 4.02 USE OF STOCK. The Board of Directors may fix the use of the stock from time to time as they deem necessary for the carrying out of the
Corporation's business.

ARTICLE 5

SECTION 5.01 GOVERNING BOARD. The Governing Board of the Corporation shall be known as Directors. The Board of Directors shall be elected by the stockholders at the annual meeting, or such other time as the bylaws may provide, and shall hold office until their successors are respectively elected and qualified.

SECTION 5.02 NUMBER OF DIRECTORS. The initial Board of Directors shall number one (1) Director. The number of Directors may from time to time be increased or decreased in such a manner as shall be provided by the By-Laws of this Corporation, providing that the number of Directors conforms to the Statutes of the Corporation Law of the State of Nevada.

SECTION 5.03 INITIAL DIRECTORS NAME AND ADDRESS. The name and post office address of the Board of Director is: Phillip Herr 5025 S. McCARRAN BLVD., #178 RENO, NV 89502

ARTICLE 6

SECTION 6.01 ASSESSMENT OF STOCKHOLDERS FOR CORPORATE DEBT. The Capital Stock after issuance and the subscription price has been paid are not assessable to pay for the debts of the Corporation. The private property of Shareholders, Directors, Officers, employees and/or Agents of the
Company shall be forever exempt from all corporate debts of any kind whatsoever.

ARTICLE 7

SECTION 7.01 INCORPORATORS. The name and post office address of the incorporators signing the articles of Incorporation are:

Phillip Herr 5025 S. McCARRAN BLVD., #178 RENO, NV 89502

ARTICLE 8

SECTION 8.01 LIST OF CORPORATION EXISTENCE. The Corporation is to have perpetual existence.

ARTICLE 9

SECTION 9.01 RESIDENT AGENT. The resident agent for this Corporation shall be:

AMERICAN CORPORATE REGISTER INC. 5025 S. McCARRAN BLVD., #178 RENO, NV. 89502

NOTARIZATION

I hereby sign as the incorporator for the above corporation.

/s/ Incorporator Incorporator

State of California )
County of San Diego )

On December 30, 1992, Personally appeared before me, a notary public in the State of California, personally known to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he/she/they executed this instrument.

__________________________ Louis Peter Martinez, Sr. Notary Public